PRESS RELEASE                    Huntingdon Life Sciences Group plc
                                 ("Huntingdon") (NYSE/SEAQ:HTD)
                                 Woolley Road, Alconbury, Huntingdon
                                 Cambs PE17 5HS, England

                                 For Further Information:
                                 Richard A. Michaelson
                                 Phone:   UK: +44 (0) 1480 892194
                                          US: (201) 525-1819
                                 e-mail: MichaelR@Princeton.Huntingdon.com

IMMEDIATE RELEASE
November 16, 1999


                       HUNTINGDON FILES THIRD QUARTER 10-Q

Huntingdon, England, November 16, 1999 - Huntingdon Life Sciences Group, plc ("the Company")(NYSE:HTD) announced that it has filed its Form 10-Q with the United States Securities and Exchange Commission. A printed copy of the Form 10-Q is available on request from the registered office at Woolley Road, Alconbury, Huntingdon, Cambs PE17 5HS, England

The Financial Statements reported in that filing have been prepared in accordance with US GAAP, under which pension costs, holiday pay and taxation are accounted for differently than under UK GAAP. This has resulted in Net Income for the third quarter in the 10-Q being (pound)1.0 million greater than that reported in the Company's UK Third Quarter Results announced on October 27, 1999. This change has no impact on cashflow, and simply reflects the different Generally Accepted Accounting Principles of both countries. In future the Company will provide financial information under both standards in its earnings releases.

In addition  the Company has  reclassified  its  (pound)22.5  million  bank debt outstanding as short term debt due to the term of the loan expiring on August 31, 2000, as reported in the August 1998 Prospectus relating to the Subscription, Placing and Open Offer. This reclassification of the debt does not affect the Company's net assets as reported in the Third Quarter Results, but does increase current liabilities from (pound)17.9 million to (pound)40.4 million, while decreasing long term liabilities from (pound)52.7 million to (pound)30.2 million.

Huntingdon Life Sciences Group plc is one of the world's leading CROs providing product development services to the pharmaceutical, agrochemical and biotechnology industries. Huntingdon brings leading technology and capability to support its clients in non-clinical safety testing of new compounds in early stage development and assessment. Huntingdon operates research facilities in the United Kingdom (Huntingdon and Eye, England) and the United States (The Princeton Research Centre, New Jersey).

This announcement contains statements that may be forward-looking as defined by the USA's Private Litigation Reform Act of 1995. These statements are based largely on Huntingdon's expectations and are subject to a number of risks and uncertainties, certain of which are beyond Huntingdon's control, as more fully described in Huntingdon's Form 20-F as filed with the US Securities and Exchange Commission.




                                 * * * end * * *